Exhibit 99.1

IDW Announces Results for Second Quarter of Fiscal 2022

LOS ANGELES, CA and NEWARK, NJ –June 14, 2022:  IDW Media Holdings, Inc., (“IDW”) (NYSE American: IDW), an integrated media company, today reported results for its second quarter and six months ended April 30, 2022.

Second Quarter Fiscal 2022 (2Q22) Developments

(2Q22 results are compared to 2Q21)

●	Consolidated revenue decreased to $6.1 million from $10.1 million reflecting modest revenue growth at IDW Publishing (IDWP), offset by a $4.2 million decrease in revenue at IDW Entertainment (IDWE).

●	IDW Publishing revenue increased 1.1% to $6.1 million from $6.0 million.

●	IDWP continued to advance its original content strategy with the announcement of a strong slate of nine new graphic novels and comic books scheduled to be published in July 2022.

●	IDWP announced after the quarter close that IDW original titles have received 12 nominations from the Will Eisner Comic Industry Awards.

●	IDW Entertainment generated no measurable revenue, compared to $4.2 million. In 2Q21 revenue of $4.2 million included $0.8 million from Wynonna Earp and a CRA tax credit in the amount of $3.3 million. The Company expects to recognize revenue in 3Q22 from the delivery of episodes of Surfside Girls and in 4Q22 from the delivery of Season 3 of Locke & Key.

●	Consolidated loss from operations was $2.2 million compared to consolidated income from operations of $0.4 million.

●	IDW’s net loss was $2.3 million, or $0.17 per share, compared to net income of $2.5 million, or $0.25 per share.

First Six Months Fiscal Year 2022 Developments

(First half fiscal 2022 results are compared to first half of fiscal 2021)

●	Consolidated revenue decreased to $17.9 million from $18.6 million.

●	IDWP revenue increased 17% to $13.6 million from $11.6 million. The increase was driven primarily by an increase in games revenue from the direct-to-consumer games campaign for Batman Adventures.

●	IDWE revenue decreased to $4.3 million from $6.9 million. First half FY 2022 revenue included the full delivery of Locke & Key season two. First half FY 2021 results included revenue from Wynonna Earp and production tax credits.

●	IDW’s net loss improved to $0.3 million or $0.02 per share from a net loss of $3.7 million or $0.37 per share. The improvement reflects the transition to media production financing models at IDWE that emphasize predictable returns.

Comments from Ezra Rosensaft, Chief Executive Officer

“IDW made solid progress during the second quarter as we executed on our strategy to attract and partner with talented and visionary creators to build out our library of powerful, exciting original titles. Financially, our improvement won’t be linear from quarter to quarter. Revenue recognition on the entertainment side of our business, in particular, will fluctuate based on the timing of delivery of our shows and films. As we further expand our roster of greenlit entertainment projects, we expect to deliver entertainment revenue on a more consistent cadence.

“Looking ahead, during the second half of 2022, we expect to generate improved results as IDWP sees early benefits from its originals strategy and we realize revenue and bottom line contributions from the deliveries of both Season 3 of Locke & Key and Season 1 of Surfside Girls.

“We’re also excited about opportunities to add unique and groundbreaking offerings across our platforms. We’ve expanded our publishing library to more than 100 original titles and we have over 40 more in development. We are now co-developing content across publishing and entertainment, and we’re exploring opportunities to work with domestic and international animation partners with the goal of converting kid-focused IP into media properties. Additionally, we are broadening our content beyond our legacy focus on Horror, Sci-Fi and Thriller titles to target new audiences by growing our genre portfolio to include Young Adult, Middle Grade, Tweens, Drama and Comedy. We’re excited to expand our title offerings and believe this will significantly enhance IDWE’s pipeline of high quality, inventive content. Our strategic focus on holistic content development across our platforms, the flexibility provided by our solid balance sheet and our reputation as an industry leading independent creative partner provide a solid foundation for growth.”

Consolidated P&L Highlights

	2 Q22	1 Q22	2 Q21
Revenue	$6.1	$11.8	$10.1
Direct cost of revenue	$3.6	$4.8	$4.7
SG&A, including non-cash compensation	$4.6	$5.0	$4.9
Non-cash compensation included in SG&A	$0.2	$0.1	$0.1
Depreciation & amortization	$0.1	$0.1	$0.1
(Loss) income from operations	$(2.2)	$2.0	$0.4
Net (loss) income from continuing operations	$(2.3)	$2.0	$0.6
Loss from discontinued operations, net	$-	$-	$(0.2)
Gain on sale of discontinued operations	$-	$-	$2.1
Net (loss) income	$(2.3)	$2.0	$2.5
(Loss) income per share from– continuing operations	$(0.17)	$0.15	$0.06
Loss per share – discontinued operations	$-	$-	$0.2
Net (loss) income per share	$(0.17)	$0.15	$0.25

Segment P&L Highlights

	2 Q22	1 Q22	2 Q21
Revenue
IDW Publishing	$6.1	$7.5	$6.0
IDW Entertainment	$0.0	$4.3	$4.2

(Loss) income from operations
IDW Publishing	$(0.3)	$0.5	$(0.5)
IDW Entertainment	$(1.7)	$2.0	$1.2
Corporate	$(0.3)	$(0.5)	$(0.3)

Financial Take-Aways

(2Q22 compared to 2Q21)

●	Revenue:

o	IDWP: In 2Q22, revenue increased slightly driven by more retailer exclusive deals and increased book sales, offset by lower direct market and digital sales. The Company continues to invest in original titles and expects increased revenue from new original titles through the balance of 2022 and beyond.

o	IDWE: In 2Q22, IDWE reported no meaningful revenue. The Company expects to recognize revenue in 3Q22 from the delivery of episodes of Surfside Girls and in 4Q22 from the delivery of Season 3 of Locke & Key.

●	(Loss) Income from Operations:

o	IDWP: In 2Q22, loss from operations was $0.3 million, an improvement of $0.2 million, compared to a loss from operations of $0.5 million in 2Q21. SG&A as a percentage of revenue improved to 50.9% from 52.0% in 2Q21.

o	IDWE: In 2Q22, loss from operations was $1.7 million, compared to income from operations of $1.2 million in 2Q21. The impact of the topline revenue volatility was partially offset by an SG&A reduction of $0.3 million as IDWE reduced its legal and consulting expenses.

●	Balance Sheet Highlights: At April 30, 2022, IDW’s cash balance was $13.7 million. Working capital (current assets less current liabilities) totaled $19.0 million.

Earnings Conference Call

IDW’s management will host an earnings conference call beginning at 5:00 PM Eastern time today to present results, outlook, and strategy followed by Q&A with investors. To listen to the call and participate in the Q&A, dial (877) 704-4453 (domestic) or (201) 389-0920 (international) and request the ‘IDW Media call.’

A replay of the conference call can be accessed approximately three hours after the call concludes through Tuesday, June 21, 2022, by dialing (844) 512-2921 (domestic) or (412) 317-6671 (international) and providing the replay pin: 13730471. A recording of the conference call will also be available via streaming audio through the IDW investor relations website.

About IDW Media Holdings:

IDW (NYSE American: IDW) is an integrated media company providing compelling stories and characters for global audiences. Our IDW Publishing and IDW Entertainment businesses acquire IP for holistic franchise development across comics and graphic novels, television and other entertainment platforms and leverage established stories from our creative partners.

Forward-Looking Statements:

In this press release, all statements that are not purely about historical facts, including, but not limited to, those in which we use the words “believe,” “anticipate,” “expect,” “plan,” “intend,” “estimate, “target” and similar expressions, are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. While these forward-looking statements represent our current judgment of what may happen in the future, actual results may differ materially from the results expressed or implied by these statements due to numerous important factors, including, but not limited to, those described in our Annual Report on Form 10-K for the fiscal year ended October 30, 2021 (under the headings “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations”), and subsequent quarterly reports on Form 10-Q. We are under no obligation, and expressly disclaim any obligation, to update the forward-looking statements in this press release, whether as a result of new information, future events or otherwise.

Contact:

John Nesbett/Jennifer Belodeau

IMS Investor Relations

idw@imsinvestorrelations.com

IDW MEDIA HOLDINGS, INC.

CONDENSED CONSOLIDATED BALANCE SHEETS

(in thousands, except per share data)	April 30, 2022 (unaudited)	October 31, 2021
Assets
Current assets:
Cash and cash equivalents	$13,681	$17,532
Trade accounts receivable, net	4,758	5,431
Inventory	3,291	3,090
Prepaid expenses	2,226	2,270
Total current assets	23,956	28,323
Non-current assets
Property and equipment, net	447	347
Right-of-use assets, net	58	302
Intangible assets, net	831	679
Goodwill	199	199
Television costs, net	1,538	1,487
Other assets	84	61
Total assets	$27,113	$31,398
Liabilities and Stockholders’ Equity
Current liabilities:
Trade accounts payable	$1,565	$1,141
Accrued expenses	3,315	3,786
Production costs payable	72	2,010
Deferred revenue	8	2,045
Operating lease obligations – current portion	47	348
Total current liabilities	5,007	9,330
Non-current liabilities
Operating lease obligations – long term portion	13	20
Total liabilities	$5,020	$9,350
Stockholders’ equity (see note 3):
Preferred stock, $.01 par value; authorized shares – 500; no shares issued at April 30, 2022 and October 31, 2021	-	-
Class B common stock, $0.01 par value; authorized shares – 20,000; 14,053 and 12,938 shares issued and 13,534 and 12,419 shares outstanding at April 30, 2022 and October 31, 2021, respectively	134	123
Class C common stock, $0.01 par value; authorized shares – 2,500; 545 shares issued and outstanding at April 30, 2022 and October 31, 2021	5	5
Additional paid-in capital	104,117	103,819
Accumulated deficit	(80,967)	(80,703)
Treasury stock, at cost, consisting of 519 shares of Class B common stock at April 30, 2022 and October 31, 2021	(1,196)	(1,196)
Total stockholders’ equity	22,093	22,048
Total liabilities and stockholders’ equity	$27,113	$31,398

IDW MEDIA HOLDINGS, INC.

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(Unaudited)

	Three Months Ended Six Months Ended
(in thousands, except per share data)	April 30, 2022	April 30, 2021	April 30, 2022	April 30, 2021

Revenues	$6,053	$10,140	$17,902	$18,552

Costs and expenses:
Direct cost of revenues	3,597	4,726	8,387	13,959
Selling, general and administrative	4,600	4,921	9,591	9,160
Depreciation and amortization	100	60	184	120
Total costs and expenses	8,297	9,707	18,162	23,239
(Loss) income from operations	(2,244)	433	(260)	(4,687)

Interest income (expense), net	-	156	(10)	142
Other(expense) income, net	(9)	(12)	6	(13)
Net (loss) income from continuing operations	(2,253)	577	(264)	(4,558)

Loss from discontinued operations, net	-	(159)	-	(1,280)
Gain on sale of discontinued operations	-	2,123	-	2,123
Net gain on discontinued operations	-	1,964	-	843
Net (loss) income	$(2,253)	$2,541	$(264)	$(3,715)

Basic and diluted (loss) income per share (note 2):
Continuing operations	$(0.17)	$0.06	$(0.02)	$(0.45)
Discontinued operations, net	-	0.20		0.08
Net (loss) income	$(0.17)	$0.25	$(0.02)	$(0.37)

Weighted-average number of shares used in the calculation of basic and diluted (loss) income per share:	12,906	9,972	12,895	9,962

IDW MEDIA HOLDINGS, INC.
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

(Unaudited)

	Six Months Ended
(in thousands)	April 30, 2022	April 30, 2021
Operating activities:
Net loss	$(264)	$(3,715)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation and amortization	184	307
Amortization of finance leases	-	108
Bad debt recovery	-	(97)
Stock based compensation	309	159
Amortization of right-of-use asset	244	513
Gain on extinguishment of PPP Loans	-	(68)
Gain on sale of discontinued operations	-	(2,123)
Changes in operating assets and liabilities:
Trade accounts receivable	673	847
Inventory	(201)	88
Prepaid expenses and other assets	21	(589)
Television costs	(51)	1,656
Operating lease liability	(308)	(269)
Trade accounts payable, accrued expenses, production costs payable and other current liabilities	(1,985)	1,239
Deferred revenue	(2,037)	(260)
Gain on disposal of ROU assets	-	(97)
Net cash used in operating activities	(3,415)	(2,301)
Investing activities:
Disposal of discontinued operations	-	(902)
Capital expenditures	(436)	(72)
Net cash used in investing activities	(436)	(974)
Financing activities:
Proceeds from issuance of common stock	-	25
Repayments of finance lease obligations	-
Proceeds from government loans	-	1,196
Repayments of bank loans	-	(2,540)
Net cash used in financing activities	-	(1,319)
Effect of exchange rate changes on cash and cash equivalents	-	39
Net decrease in cash and cash equivalents	(3,851)	(4,555)
Cash and cash equivalents at beginning of period	17,532	12,162
Cash and cash equivalents at end of period	$13,681	$7,607